Exhibit 99.5

Project Safari Manager & Captain Talking Points

The following talking points are designed to be used to guide your conversations with employees and answer their questions regarding SEACOR Holdings’ agreement to be taken private by an affiliate of AIP. If you do not know the answer to a question, please do not speculate or make up an answer, but refer the question to your business unit leader.

●	Thanks for taking the time to discuss some exciting news our parent company announced today.

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I hope you have had the chance to see the news that our parent company SEACOR Holdings announced that it has entered into a definitive agreement to be taken private by an affiliate of American Industrial Partners, a private equity firm that focuses on investing in industrial, services, and marine businesses and growing them.

●	The fact that AIP wants to invest in and partner with SEACOR is a sign of AIP’s confidence in SEACOR’s businesses, including ours.

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This is exciting news – under private ownership, SEACOR will be better able to pursue growth opportunities across all our businesses via consolidation, adding working assets, and/or investing in lines of business that enhance existing operations.

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Importantly, AIP understands our business. The firm has invested in successfully grown industrial, services, and marine businesses and they understand the operating challenges of businesses that have cycles, as well as the priority of safety in operations, maintaining equipment, and servicing customers and clients.

●	After months of working with the people at AIP, our senior leadership is confident that AIP is the right partner for our culture and will position us for success in the future.

●	Most importantly, I want to assure you that this announcement will not have any immediate impact on our day-to-day operations – it is business as usual.

●	It is critical that we all remain focused on safety and providing our essential services to our customers.

●	Thank you again for your commitment and focus – please feel free to reach out with any questions, I would be happy to answer them.

FAQ

1.	What was announced today?
●	SEACOR has announced an agreement to be acquired by and affiliate of American Industrial Partners, a private equity fund.
●	Following the completion of the transaction, SEACOR will cease to be a publicly-traded company and it is anticipated that AIP will own 100% of SEACOR.
●	Charles Fabrikant has announced that he will step down from his executive roles when the transaction is complete, and Eric Fabrikant will assume the role of Chief Executive Officer upon the closing.
●	We do not anticipate any other management changes at SEACOR, or any of our business units, as a result of this transaction.

2.	How is this transaction expected to benefit employees?
●	We believe that AIP is the right partner strategically, operationally, and culturally to position us for long-term success.
●	AIP’s senior partners have operating backgrounds and their culture and “DNA” are a good match. They are focused on creation of value over the long term.
●	They also understand the operating challenges of businesses that have cycles and the priority of safety in operations, maintaining equipment, and servicing customers and clients.

3.	Does AIP intend to sell off any business units?
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Portfolio management has always been a core part of SEACOR’s strategy and we will continue to periodically evaluate our portfolio against the opportunities we see in the various markets we serve with the help of AIP.

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AIP values our platform and has a demonstrated history of investing in and growing industrial, services, and marine businesses. They have the highest praise for our team members and the reputation we’ve earned in the market.

4.	Will there be any layoffs as a result of this transaction?
●	At this time, we do not anticipate any layoffs as a result of this transaction.
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Our partnership with AIP is focused on driving profitable growth and building upon our leading position in the industry. They have the highest praise for our team members and the reputation we’ve earned in the market.

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This is a growth story – so while a certain amount of reprioritization is to be expected, we will be jointly focused on pursuing growth opportunities via consolidation, adding working assets, and/or investing in lines of business that augment existing operations.

5.	Will this transaction change my day-to-day responsibilities? Does this change who I report to?
●	We expect things to remain “business as usual” with no immediate impact on our day-to-day operations.
●	We expect the transaction to be completed by the end of the first quarter of 2021 and will be sure to update you with any additional developments throughout the process.

6.	Will there be any changes to my salary or benefits?
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We expect to continue providing a competitive benefits package following the transaction. We will be sure to keep you updated regarding any changes to compensation and benefits throughout this process.

7.	How will my equity in the company (restricted shares and stock options) be treated?
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Each unvested restricted share that is outstanding as of immediately prior to the closing of the transaction will be cancelled in consideration for the right to receive an amount in cash equal to the per share purchase price, less applicable taxes, and withholdings. Each stock option that is outstanding and unexercised as of immediately prior to the closing of the transaction will be cancelled in consideration for the right to receive an amount in cash equal to the excess, if any, of the per share purchase price over the exercise price, less applicable taxes, and withholdings.

●	Additional information regarding the treatment of your restricted shares and stock options will be provided to you in the coming weeks.

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company, nor is it a substitute for any tender offer materials that AIP (or an entity AIP controls) or the Company will file with the United States Securities and Exchange Commission (the “SEC”). A solicitation and an offer to buy shares of the Company will be made only pursuant to an offer to purchase and related materials that AIP (or an entity AIP controls) intends to file with the SEC. At the time the tender offer is commenced, AIP (or an entity AIP controls) will file a Tender Offer Statement on Schedule TO with the SEC, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE COMPANY’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of the Company at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free by contacting the Company. Free copies of these materials and certain other offering documents will be made available by the Company upon request by mail to SEACOR Holdings Inc., 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, FL 33316, attention: Investor Relations, or by phone at 1-954-523-2200, or by directing requests for such materials to the information agent for the offer, which will be named in the Tender Offer Statement. Copies of the documents filed with the SEC by the Company will be available free of charge under the “Investors” section of the Company’s internet website at seacorholdings.com. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, the Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Cautionary Note Regarding Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements discussed in this communication as well as in other reports, materials and oral statements that the Company releases from time to time constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements, including statements about the potential benefits of the proposed transaction, the prospective performance and outlook of the surviving company’s business, performance and opportunities, the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by management of the Company. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including (i) uncertainties as to the timing and expected financing of the tender offer; (ii) the risk that the proposed transaction may not be completed, or if it is completed, that it will close in a timely manner; (iii) the possibility that competing offers or acquisition proposals for the Company will be made; (iv) uncertainty surrounding how many of the Company’s stockholders will tender their shares in the tender offer; (v) the possibility that any or all of the various conditions to the consummation of the tender offer may not be satisfied or waived; (vi) the possibility of business disruptions due to transaction-related uncertainty and the response of business partners to the announcement, including customers; (vii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (viii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; (ix) risks relating to the COVID-19 pandemic, including the volatility the pandemic has caused in the capital markets and the effects it has had and could continue to have on the global economy and (x) various other matters and factors discussed in Item 1A (Risk Factors) of the Company’s Annual report on Form 10-K and other reports filed by the Company with the SEC. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Given these factors, investors and analysts should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.